Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-86090, 333-13355, 333-49355, 333-87855 and 333-117243) pertaining to the Rent-Way, Inc. Stock Option Plan and Form S-3 (Nos. 333-116635, 333-107022 and 333-102525) of Rent-Way, Inc. of our report dated December 23, 2005, with respect to the consolidated financial statements of Rent-Way, Inc. included in this Annual Report (Form 10-K) for the year ended September 30, 2003.
/s/Malin, Bergquist & Company, LLP
Erie, PA
December 27, 2005